

INVEST IN QMEDIC

Simple, smart medical alert service to support care at home

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$0
raised of a $0 goal

Future Equity Agreement (SAFE)
$20m valuation cap; 0% discount

$100 min INVEST
Sent to escrow via Wefunder Portal LLC

WHAT WE DO

We've made a proactive medical alert service that intelligently routes users to the right care services at the right time, whether that's a nurse, family member, social worker, or, if necessary, the ER. QMedic's simple help button passively tracks motion & sleep patterns 24 hours/day, enabling care providers & family members to perform wellness checks as needed. This lowers the cost of care for health insurance plans while enabling your loved ones to get the care services they need.

OUR AMBITION

As the population of older adults rises dramatically over the next decade, we're bringing simplicity, connectivity and affordability to care delivery in the home. Our mission is to reduce unnecessary ER admissions while helping care providers and family members deliver faster, more proactive care to loved ones with complex needs. We envision QMedic helping older adults around the world live independently in their own homes.

- 70% of ER visits are avoidable.
- 6 to 1 cost savings for health plans using QMedic.
- $4.6 Million in non-dilutive funding from the NIH.
- 100 BETA units sold out in 2015.
- 1,000 subscriptions prepaid for next version of the service.
- 70% margin/month.
- 2 multi-year regional Medicaid contracts; contracting with 3 private Medicaid health plans.
- Wearable button with embedded sensing has over 2 years of battery life; no battery recharge required.

DOCUMENTS

QMedic_Deck.pdf
QMedic_2014-15_Financials__Unaudited_.pdf

website: qmedichealth.com

HEALTH CARE · WEARABLES · MEDICAL ALERT · INTERNETOFTHING · ELDERLY CARE

WHY I LIKE QMEDIC

As you know, healthcare costs in the US are very high compared to the service received by patients. Routing to nurses/care management helps support early intervention for high-risk members and reduces cost. This is where QMedic comes to help. This startup has a very talented team from MIT as well as care management expertise. QMedic's success with raising $4.6M non-dilutive capital from the NIH provides credence to their concept and technology.

QMedic is targeting a global opportunity to reduce unnecessary ER use and help caregivers optimize care services for those at risk in the home. Once successful in the US, QMedic can support needs in other developed and developing countries.



Anup Behera
PRESIDENT AND FOUNDER OF KCI

THE BUZZ ABOUT QMEDIC

QMedic has impressed me by being responsive to any inquiry – it does everything that Life Alert says it does and more. Our entire family feels less anxious now that my mother-in-law is using QMedic.

Gene M.
Son-in-law of QMedic User in Tennessee

QMedic's solution is novel in that it adds valuable remote monitoring capabilities without changing the standard medical alert battery life capabilities...QMedic's technology has enormous potential to expand the market to new customers and open up new revenue opportunities as healthcare payment models shift away from fee-for-service.

Casey Pittock
CEO of Tunstall America

The mHealth tools that QMedic is developing could significantly improve quality of care by enabling us to identify early on which patients are good candidates for rehabilitation services.

Dr. Shamman Shahpar
Attending Physician, Rehabilitation Institute of Chicago

iReach™ by PR Newswire

QMedic awarded $1.5 Million in new NIH funding
May 5, 2016

Sept. 23, 2015 /PRNewswire-iReach/ -- MIT startup QMedic has received $1.5 Million in new funding from the NIH to scale its proactive medical alert service, which helps health plans keep high-risk individuals out of the emergency room and in the home.

Newsmax Independent. American.

Choosing the Right Medical Alert System For Yourself or a Loved One
April 28, 2016

"We have several favorites," she says. "Bay Alarm Medical, Medical Guardian, and QMedic are all proven companies with excellent customer service and solid products."

The Senior List

Recommended Medical Alert Systems- The Senior List
January 7, 2015

This smart little unit can alert when a user is not wearing the device, when they fail to get out of bed, and when they are inactive for extended periods of time. The Senior List® reviewed the QMedic and gave it a test drive in our home lab. It worked

The Senior List

QMedic Review: One Smart Medical Alert | The Senior List
November 18, 2014

Update 3/15/16- QMedic's advanced monitoring service is currently on back-order. They still offer a basic PERS service, but their smart monitoring and customizable alert features are on hold until the release of their updated system. QMedic offers a

StartUp Health Showcases Digital Health Companies during Cleveland Clinic Medical Innovation Summit
October 24, 2013

QMedic Wins Future of Medicine Award...

National Cancer Institute funds pilot to test sensing, self-report tools
October 7, 2013

The National Cancer Institute (NCI) has awarded $2.2 million in contracts to Boston-based mHealth startup QMedic to "create next-generation passive sensing and self-report tools...

Announcing the Finalists of the 2012 AWS Start-Up Challenge
January 10, 2013

3 finalists, Big Data & High Performance Computing Category: QMedic (USA) – A wearable sensing platform that monitors physical activity, sleep, and falls for older adults...

Better Alerts, Better Care

We've built a next-generation smart technology platform to meet the complex health needs of older adults.







Modernizing the Outdated Medical Alert Industry

With current medical alert services, users are routed to the ER, or nothing happens.

- Hardware-based services like Life Alert provide a one way ticket to the ER; bad for patients and expensive for health insurers
- No proactive routing to nurses or care management services
- Can't meet complex needs of older adults in the home



70%
of emergency visits are unnecessary.

$800
avg cost of ambulance ride.

$1,500
avg cost of ER admission.

Get Specific Services for Your Loved One

Depending on your loved one's situation, we'll dispatch a social worker, call non-emergency medical transportation to the primary care doctor, and/or send text alerts to all appropriate caregivers.



- Routing to nurses costs $150 per call vs. $1,500 for ER admission
- Two way communication with any care provider from the home
- Completely waterproof, tracks motion, sleep, and wear compliance 24/7
- No need to recharge batteries, we monitor battery levels and send a new device when low

6:1 savings with QMedic for high risk patients	**$30 billion** in savings by avoiding unnecessary ER calls	**$4.4 billion** Medical alert market size by 2020

How QMedic Works

"The number of distinctive safety features provides a level of comfort & confidence not only for the older person but for family members and medical providers." — Regional Director of Social Services, Salter Healthcare



If a user is more sedentary than usual, the care team is notified and can intervene to determine if remote triage or in-home care is needed



Proactive alerts when anomalies are detected

QMedic detects anomalies in mobility & sleep against the member's baseline, enabling you to escalate remote triage and care management if needed.



Clear, two-way conversations anywhere in the home



Two-way communication

Our base station is equipped with a speakerphone, providing an instant 24/7 link to safety for them and an immediate way for you to assess what remote or in-home services are needed.







You had me at
Hello World

Keeping Loved Ones Happy & Healthy

Since our inception, QMedic's mission has been to provide caregivers with the tools they need to proactively manage patients and loved ones in the home. From the time that older adults and disabled persons are discharged from the hospital—after a fall, stroke or other debilitating condition—they face enduring challenges to living independently. Historically, existing alternatives on the market, from traditional help buttons to 911 operators, have routed people one-way to the emergency room. QMedic believes there is a better way to serve people in the home, while lowering ER admissions and the cost of care dramatically.

The convergence of low-cost sensors and intelligent software has introduced exciting opportunities to build 24/7 proactivity into home care. At QMedic, we've spent thousands of hours iterating on product with users and caregivers. As a team, we believe there is no more rewarding pursuit than honoring our loved ones, from Baby Boomers to the Greatest Generation, by helping them live independently at home. We appreciate your consideration of the QMedic opportunity and look forward to working together to bring our simple, smart medical alert service to market.

Thank you,



Sombit Mishra
CEO

MEET THE FOUNDERS



Sombit Mishra

CEO

10+ years in product management, marketing, and UX at two tech startups. MBA'10 from MIT, MS'04 from LSE; McGovern Entrepreneur Award at MIT.



Fahd Albinali, PhD

CTO

15+ years of experience in signal processing, wearable computing, ultra-low power hardware design and machine learning.



Dave Nelson

Director of Business Dev.

10+ years experience in sales and finance; previously on Board of Directors of global health non-profit; MBA'10 from MIT.

AND THE REST OF THE TEAM



Hari Sundram, MD

Chief Medical Officer

3 successful startup exits; practicing physician with expertise in predictive algorithms



Gail Miller

Care Plan Guru

Former VP of Humana. 30+ years of product dev and strategy experience in healthcare industry.

RAISED $1,100,000 FROM 1+ INVESTORS

$500,000	$300,000	$300,000
November 2010	April 2013	May 2015
CONVERTIBLE_NOTE	CONVERTIBLE_NOTE	CONVERTIBLE_NOTE



Anup Behera

President and Founder of KCI, engineering consultancy firm that has generated >$150M since inception; Chairman of Board of 250-bed hospital in India featuring >900 doctors, nurses and support staff

Q&A

– COLLAPSE ALL

What are you guys building?

We're building a smart medical alert service that routes older adults living at home to the appropriate care services at the right time.

Historically, you've had medical alert services and 911 route people to the ER whether or not they needed those services. Instead, we're focusing on first routing people to alternative care management: nurse triage, behavioral health services, or other care providers that are relevant. This is better for the person because it gets them the right services at the right time. It also lowers the cost for the care network versus sending the person to the ER. Second, we can detect abnormal patterns through intelligent sensing embedded in the button. For example, if somebody's waking up later than usual, experiences unusual sleep disturbances or noticeable changes in motion patterns, we can identify those patterns and proactively escalate alerts to the care network so that they can perform inbound wellness checks.

How does QMedic work?

When a person presses the button, our base station can intelligently route the call to any phone number based on context of voice call and behavior data we collect. If a health plan wants us to route directly to a specific care provider such as a nurse line, we can do that. We can also route to our call center, which can relay the call accordingly. We are optimized for two-sided risk, which means we can route to the emergency room if needed. On the other hand, if the user is in distress but doesn't require emergency services, we can route elsewhere. The call center can utilize the dynamic decision trees and scripts that we generate via our intelligent software platform to get users to the right services based on need.

If we detect something awry, like a late wake-up or changes in movement patterns, we can escalate alerts to our 24/7 call center, nurse or family member to perform a wellness check.

How are you better than existing solutions?

Historically, traditional medical alert services, such as the "I've fallen and I can't get up" suite of products, have been very transactional. You press the button and the call center either routes you to the ER or hangs up and does nothing. In reality, the options shouldn't be binary. There should be opportunities to service people between those two extremes, and for the population that we serve—people who are high-risk, recently discharged, socially isolated, multi-chronic—there are real and emerging challenges to living at home. Our objective is to surface these problems when they emerge and proactively route people to alternative care management, which isn't happening widely in the market today.

QMedic utilizes intelligent software and machine learning to route based on context of distress calls and behavior patterns in the home. We also enable proactive wellness checks when something is awry.

Another aspect of key differentiation is in the data and voice routing of the base station. Unlike traditional medical alert services, where the base station is primarily hardware-driven, QMedic's base station is software-driven. We can route according to context, program different phone numbers on demand, and automate reminders and content from the care network based on the needs of the user.

Who is your competition?

If you think about who our biggest competitor is, it is not traditional medical alert services but rather the entrenched 911 system. For reasons of liability, when you dial 911, the options are again binary: treat the case as an emergency event or hang up and do nothing. With QMedic, there's so much more opportunity to proactively route non-emergency distress calls and emerging issues to alternative care management.

In contrast to newer systems that utilize sensors, many are too cumbersome for the user and too expensive for the care network (some systems cost $200+ per user per month). QMedic is the most power-efficient wearable computing-based system on the market, with 2-year battery life and the ability to sample behavior data every minute of the day. This is very important for building 24/7 wear compliance among users, and QMedic has demonstrated nearly 3x the wear compliance vs. traditional medical alert services. At $30/month, QMedic is also much more affordable than next-generation sensing platforms entering the market.

What percent of existing ER visits are unnecessary?

70% of ER visits are unnecessary.

How good can QMedic be at avoiding unnecessary ER visits?

You're not going to re-route every case. But even re-routing 5-10% of calls and distress signals originating in the home to alternative care management would introduce considerable cost savings.

Based upon a proprietary reference study we use for estimating the cost savings, QMedic projects that we can generate greater than 6:1 cost savings for managed health plans based on pre-selecting users who are at high risk of going to the ER. Typically, a health plan will green light anything that yields greater than 3:1 cost savings.

How much does an ER visit cost?

A 5-minute ambulance ride costs upwards of $800 depending on geography. The admission to the ER conservatively costs $1,200-2,500. If the user is hospitalized, rightfully or wrongfully, that can cost upwards of $10,000 for the inpatient stay.

In contrast, routing non-emergency calls and distress cases to nurse triage costs roughly $150 per call when you factor in nurse salaries, call volume and resource re-allocation.

What other problems can you help solve?

One of the big reasons people use the emergency room is because the ambulance is just a quick 911 call away. More often than not, frail users don't pick up the tab for the ambulance trip because Medicare will deem the transportation "medically necessary" and reimburse.

Interestingly, State Medicaid programs spend $3 billion a year on non-emergency medical transportation. It's one of the most underutilized benefits for Medicaid consumers. Many people are not even aware that they can take these subsidized services. In the same way that OnStar built a system for provisioning roadside assistance for drivers, QMedic wants to be the service that helps people access subsidized non-emergency transportation and care services from the home 24 hours/day.

And the best part is that Medicaid will pick up the tab when a user in distress is able to provision non-emergency medical transportation--this is much more cost-effective than the ambulance trip to the ER. Win-win-win.

Why hasn't anyone done this yet?

There are a few reasons. There is wisdom in the traditional medical alert business model. We actually look up to these companies, like Lifeline, Life Alert, because they built something that served an enduring need for the consumer—namely, being able to summon help 24 hours/day. This is incredibly important for people who are frail, recently discharged and/or face regular challenges to living independently at home. In this way, the medical alert delivers value, but historically it's just been a very hardware-driven service.

On the flipside, in the world of wearable computing that we live in, using microelectronics, software and machine learning to support healthcare needs is still in its infant stages industry-wide. We can all agree that delivering intelligent routing in a way that's very simple for users is very important but for most companies, this quest has been elusive. This is where QMedic has really differentiated in the market: simplicity, affordability and connectivity for the care network.

Why does your business model make more sense than your competitors?

Traditional medical alert services typically sell direct-to-consumers by pitching FUD: fear, uncertainty and death. This makes for a lucrative recurring-revenue business model because families prioritize safety of loved ones very highly, but it's a lousy proposition when it comes to doing what is right for the consumer. QMedic's business model relies on doing well by doing good and we think that's the right way to do business.

Furthermore, the traditional medical alert resellers run a transactional business and they have little incentive to change: "Press the button. Go to the emergency room. We really don't care what happens." This model is ripe for disruption and if you can leverage the care network and generate cost savings for them, the opportunity is a no-brainer for managed care networks.

How big is the market?

By 2020, the traditional medical alert market will be about $4.4 Billion globally. That's just the transactional "I've fallen and I can't get up" business. But the opportunity to support care coordination and reduce wasteful spending is far greater. In the US alone, there's over $34 billion in serviceable waste that can be eliminated from preventing unnecessary ER visits and expensive out-of-network care.

There is a global market and appetite for services like QMedic. China, for example, is confronting what's called a 4-2-1 problem, where because of historical government policy, there is typically one grandchild for every two parents and four grandparents. That means there will be fewer caregivers than ever before having to manage the safety and day-to-day care of more loved ones.

Why do managed care providers have an incentive to use you?

There's two things, and this is important. Medical alert is covered under a Medicaid waiver in 40 states. In order for a member to qualify for medical alert coverage under the Medicaid waiver, you have to be able to summon help independently, have functional impairments necessitating medical alert and not have an in-person caregiver 24 hours/day.

With regard to the service criteria to qualify as a Medical alert for Medicaid, the service must provide reasonable 24/7 access to emergency care if needed. What that means is for a plan, they literally write us into the line item, Medicaid pays for that, it's budget neutral; and because of the cost savings of routing to care management, there's zero incentive for them to stay on the existing medical alert product.

How much traction have you had with payers?

We've been oversubscribed on demand from care plans and don't have the inventory to service them. We've been turning away all referrals except those currently under Medicaid contract. We have two 3-year contracts with regional Medicaid offices. To service demand from the two existing contracts, we're currently reselling another company's medical alert service and we'll switch them out with QMedic units once Version 4 comes out.

How many units have you sold thus far?

We produced 100 BETA units and sold out of all by 2015 end. We're currently spending zero dollars on marketing and still getting organic inbound consumer demand of over 50 units/month.

We also have a 1,000 subscribers prepaid from a home health reseller. They've prepaid us for the Version 4 units. That's 1,000 subscribers in the first year, 4,000 total by the end of the second year through the reseller channel.

When will your next product be ready?

We anticipate by the end of the summer 2016. This new version is designed for large-scale manufacturing.

What technical challenges need to be figured out for the next version of the product?

In the BETA service, we didn't have the best speaker quality in the base station. Speaker/microphone quality is very important, especially for the hearing impaired. Users and customers really care about that. We've built the new base station with a great speaker and sensitive microphone to pick up voices around the home. The range of the wearable to the base station is over 1,000 feet, which is better than any medical alert service on the market and covers 1-2 bedroom homes easily.

We've been testing the new versions of the base station and wearable very rigorously. We are able to do all of the voice call and data routing, but we're very focused on ensuring the hardware and firmware work robustly, after which we can finalize the designs for certifications and approvals. The wearable is FCC approved. The base station still needs FCC approval, and then we need to test both wearable and base station to UL standard. When we test to UL standard, this reduces the safety risks around the product, which is critical prior to public use.

What does the sales process look like?

Managed care plans have a variable purchasing process they have to go through internally and it is typically a 6-8 month window. We started with our first plan partner about 6-8 months ago and now have an LOI in hand from 1, and contracts in hand from 2 more. We also have to be credentialed by Medicaid in every state that we service and get reimbursed for Medicaid members. That typically takes anywhere from 60 to 120 days. We're credentialed in 3 states (MA, MN and TN). Some of the other states where we're waiting to finish credentialing include Florida, Texas, New Jersey, Iowa and Ohio. This is an important intermediate step for servicing managed Dual Medicaid plans.

Once we're credentialed, we can get covered under the state Medicaid waivers, and we can onboard Dual members within the plan. The onboarding path is going to be primarily to switch out people who are on existing medical alert services and are at high risk of utilizing the ER. We'll put them on QMedic's service, re-route them to nurse triage for non-emergency issues, demonstrate the cost savings over 6 to 12 months at 200 to 500 members per plan (against a cohort-matched group), then scale up 10x or more in each plan + add new plans; rinse and repeat.

Who are your first customers?

We have two 3-year contracts with regional Medicaid plans in Massachusetts serving members who have been recently discharged from the hospital. With those contracts, we are paid for every install and monthly subscription we provide. We also have a prepaid contract with a large home health reseller, which will net 1,000 subscribers by end of Y1 and 4,000 by end of Y2.

With our approach to care management, we are now onboarding private Medicaid & Medicare Advantage plans servicing high-risk members in the home. Initially, we are partnering with 3 managed health plans in specific states where we are credentialed as a medical alert provider by state Medicaid.

Where are you manufacturing?

For low-scale production orders, we work with a manufacturer in Boston. We also have a Chinese manufacturer, and so the thousands of units will be produced in China.

All small runs (below a thousand) are done in Boston and all large runs above a thousand will be done in China. We'll start our runs in China when Version 4 is ready in late Summer 2016.

How much does US manufacturing cost v. overseas?

For low-volume orders of 200 units or less, it's $400 for the wearable and the base station in Boston. We wouldn't do low-volume orders overseas.

We're looking at $156 for the wearable and the base station made in China at the volumes we're talking about (around 2,000).

How does the business model work?

It's a capitalized lease model. From a cash flow perspective, we need to spend upfront for manufacturing. From an income perspective, the units are depreciated monthly over 5 years/60 months.

The business model is typically $30/month for the service; some state Medicaid programs also reimburse $30-100 for installs/activations. There are longer term opportunities to participate in cost savings and incremental revenue generated for health plan partners, once we demonstrate that value to the plans.

What are your margins?

This is a beautiful thing. At $30/month we're close to 70% monthly margins. On the monthly cost side, our call center is $5 per member per month, data is $2/month max, and we're estimating $3/month for customer service. Our total per-user cost is under $10/month.

Why did the NIH give you $4.6M?

The NIH is the earliest adopter for services that help researchers better understand consumer behavior in the home. What we have built for the commercial market is very much aligned with what the NIH has funded in the past.

For QMedic, the NIH funding supported the development of smart sensing tools to enable researchers and clinicians to leverage real-time data to perform early interventions in the home. They've continued to fund us because they think we're one of the most usable products and services in the market. We've built very power-efficient algorithms to make it simple for users to not have to recharge devices. We're able to route data anywhere in the care network. We can push software-driven alerts and wellness reports to anyone. All of this supports early intervention, so whether you're a researcher, clinician, nurse or family member, QMedic enables this to happen—that's why the NIH is supporting us across these different contracts.

Why are you guys the right team?

Our team came together at MIT, where Dave and Sombit were at Sloan and our CTO Fahd was at the Media Lab. One of the things that was relatable across all the founders is that we all had family members who lived alone and either had medical alert services or other types of in-home support. We always thought there was a better way to support caregivers.

Sombit's background is in product management and UX, and he's worked in tech startups his whole career. Sombit is obsessive about usability, unit economics, and pure hustle in pushing product-market fit and go-to-market execution.

Dave has extensive experience in sales and finance, and has a penchant for getting the attention of senior leadership at even the most conservative health insurance plans. Dave's persistence has played a big part in generating sales leads and contracts from leading health plans.

Fahd was at the Media Lab at MIT and has over 15 years of relevant experience in signal processing and machine learning with a focus on power-efficient algorithms to support usability for consumers. Fahd is responsible for hardware, firmware, and software design, and is very well-rounded in terms of managing engineering and technical talent.

Dr. Hari Sundram, our Chief Medical Officer, previously founded Predilytics, which sold to Welltok in 2015. It was one of the more notable exits in healthcare IT. When we came together with him, there was a meeting of the minds in using proactive medical alert to inform how health plans segment and optimize services for consumers in the home. His experience in predictive algorithms, care management and medicine (as a practicing physician) has been invaluable to the team.

In 2015, we also brought on Gail Miller as an advisor. She was the VP of Medicare Product and Business Strategy at Humana and grew their clinical telephonic operations, so she really understands the implementation process and sales cycle for a health plan as well as how to optimize pilots and pre-select the right members to drive cost savings.

Why did you choose to work on this?

Sombit: I have parents who work in healthcare, running a cancer clinic in New York. One of the things I saw growing up is my parents would deal with a lot of low-income patients on Medicaid. They would treat people even when they didn't get paid for services. In addition, my dad would often say to me, "Many times, my patients go to the ER and they don't need to, and I wish they would come to me instead." This happens to this day, and it has very much informed my thinking around enabling proactive intervention in the home.

INVESTMENT TERMS

Invest in QMedic with a **Future Equity Agreement (SAFE)** under these terms:

$20m	0%
valuation cap	discount rate

INVESTOR PERKS

Invest $500+ 1 month of free QMedic service for a family member/self

Invest $1,000+ 3 months of free QMedic service for a family member/self

Invest $2,000+ 6 months of free QMedic service for a family member/self

Invest $5,000+ 1 year of free QMedic service for a family member/self

USE OF FUNDS

0% Funded ($50,000)
QMedic will use the first $50,000 raised through Wefunder to support member enrollment and 12-month pilot implementation with one QMedic health plan partner (500 members max).

0% Funded ($100,000)
If QMedic decides to raise funds above the minimum target of $50,000, additional funds raised would be used to support additional health plan member enrollment.

RISKS SPECIFIC TO QMEDIC

1. Liability Risk:
For products and services like QMedic, where users depend on the service in life-or-death situations, there is risk that the service malfunctions or does not work as it is supposed to for a particular user.
To mitigate risk, QMedic's Cloud service includes 24/7 error monitoring that identifies when the base station is unplugged from the power outlet,
when critical metadata is not pushed to the Cloud, when the wearable device battery is low and when the base station or wearable device is otherwise not working appropriately. We believe the best way to mitigate
risk is to proactively monitor errors, inform users/caregivers of fixable issues and replace defective units as soon as possible.

In addition, QMedic owns full product liability insurance for malfunctioning units and requires all end-users of the QMedic service to review and sign a Terms
of Service that disclaims QMedic's liability for scenarios where QMedic is not
at fault (e.g. poor cellular network coverage or telephone lines in the area,
natural disasters disrupting network response, etc.). QMedic also asks all users to test the help button at least once per month to ensure that the button press and call routing are always working.

2. Regulatory/Medicaid Waiver Risk:
There are specific state-by-state Medicaid criteria that must be met to qualify as a personal emergency response service (PERS) and receive reimbursement under the Medicaid Long Term Services and Support Waiver (LTSS) or equivalent state Medicaid waiver. QMedic must be credentialed in each state where the company seeks coverage from Medicaid. Currently, QMedic is fully credentialed as a PERS provider by state Medicaid in three states: Massachusetts, Minnesota and Tennessee. By end of 2016, QMedic anticipates credentialing in 10-15 additional states. The timing and variability in each state's credentialing process can impact QMedic's ability to execute its go-to-market strategy beyond states where it is fully credentialed.

3. Sales Cycle Risk:
Health plan enterprise sales operate on a slower timeline than consumer-focused sales. For QMedic, we are onboarding 3, and at most 4, health plan partners in 2016 to service 200-500 members/plan. Importantly, for the partners with which we are completing/have completed contracting agreements, we are credentialed for full Medicaid coverage in the states where the plans operate (we anticipate credentialing in a total of 10-15 states by the end of the year). Because QMedic requires no data integration with health plans and Medicaid covers the monthly service in full for Dual Eligible members, we can begin servicing partner plan members as soon as Version 4 of the QMedic service is ready to deploy. For future health plan clients, variability in internal processes at each plan can impact sales cycle length.

4. Competitor Risk:
The remote monitoring, passive activity/sleep monitoring and medical alert industries are crowded with both traditional competitors and new entrants.

5. Supply Chain Risk:
For Version 4 of the medical alert service, QMedic is moving large-scale manufacturing to China to reduce cost of unit production, which invites risks in quality and timeliness of delivery. To mitigate risk, we are contracting with a veteran in hardware design, component sourcing and Chinese manufacturing who has built successful
products for Intel and UPS, and has deep relationships with top factories in the country. We have met live in China with 4 recommended factories,
have selected one with a great reputation of delivering brand-name products, and are in regular communication to ensure timely delivery of
high-quality units once product testing is finalized. For smaller production runs of 200 units or less, QMedic contracts with a manufacturing partner in Boston, MA with a great reputation for servicing low-volume orders.

6. Product Risk:
QMedic is set to release Version 4 of its medical alert service in late Summer/early Fall 2016. QMedic sold out of its Version 3 Beta service in December 2015. QMedic's Version 4 service is designed for large-scale manufacturing and implementation. The Version 4 hardware & firmware designs/component selection of the wearable device and base station have been finalized, but end-to-end unit testing is ongoing and we are testing both the wearable device and base station to UL industry standards (http://ulstandards.ul.com/). This rigorous testing approach
invites risks of delays in servicing our clients, as we want to ensure the product/service is 100% safe for public use. As with any industry, product delays can cause friction with clients and so we are working diligently to
mitigate product risks/delays and manage client expectations.

OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, and more. (**Also available here**)

THE FUNDING PORTAL

QMedic is conducting a Regulation Crowdfunding offering via **Wefunder Portal LLC**. CRD Number: #283503.

$100 min INVEST

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SF / Boston

Form C

Every company that conducts a Regulation Crowdfunding offering must first submit a Form C to the Securities and Exchange Commission. Wefunder has helped you generate this draft of a Form C based on information you have provided, which we've done solely as a convenience.

Because this is an official regulatory filing and you will have liability under the Securities Act of 1933 with respect to any misstatements or omissions, we strongly recommend that you have your lawyer review your Form C before having us file it on your behalf.

Cover Page

Name of issuer:

EveryFit, Inc.

Legal status of issuer:

Form: Corporation
Jurisdiction of Incorporation/Organization: DE
Date of organization: 7/8/2010

Physical address of issuer:

44 School St.
Suite 350
Boston MA 02108

Website of issuer:

http://www.qmedichealth.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

3.0% of the offering amount upon a successful fundraise.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

No

Type of security offered:

- [ ] Common Stock
- [ ] Preferred Stock
- [ ] Debt
- [x] Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

50,000

Price:

$1.00

Method for determining price:

Pro-rated portion of the total principal value of $50,000; interests will be sold in increments of $1; each investment is convertible to one share of stock as described under Item 13.

Target offering amount:

$50,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$100,000.00

Deadline to reach the target offering amount:

11/13/2016 [1]

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

[1] **Deadline will be adjusted to be 180 days from when filed with SEC.**

Current number of employees:

12

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$583,711.00	$246,008.00
Cash & Cash Equivalents:	$383,616.00	$107,231.00
Accounts Receivable:	$116,862.00	$57,087.00
Short-term Debt:	$0.00	$0.00
Long-term Debt:	$1,099,957.00	$799,957.00
Revenues/Sales:	$1,483,560.00	$790,158.00
Cost of Goods Sold:	($1,057,865.00)	($549,546.00)
Taxes Paid:	$0.00	$0.00
Net Income:	($72,133.00)	($9,560.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

EveryFit, Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

INSTRUCTION TO QUESTION 2: If any of these statements are not true, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Sombit Mishra	CEO	QMedic	2010
Fahd Albinali	CTO	QMedic	2010
Dave Nelson	Director of Business Development	QMedic	2010

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Sombit Mishra	CEO	2010
Sombit Mishra	President	2010
Dave Nelson	Director of Business Development	2010
Dave Nelson	Secretary	2010
Dave Nelson	Treasurer	2010

For three years of business experience, refer to Appendix D: Director & Officer Work History.

INSTRUCTION TO QUESTION 5: For purposes of this Question 5, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and Anyperson routinely performing similar functions.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
David Nelson	375,000 common stock	28.81
Fahid Albinali	375,000 common stock	28.81
Sombit Mishra	375,000 common stock	28.81

INSTRUCTION TO QUESTION 6: The above information must be provided as of a date that is no more than 120 days prior to the date of filing of this offering statement.

To calculate total voting power, include all securities for which the person directly or indirectly has or shares the voting power, which includes the power to vote or to direct the voting of such securities. If the person has the right to acquire voting power of such securities within 60 days, including through the exercise of any option, warrant or right, the conversion of a security, or other arrangement, or if securities are held by a member of the family, through corporations or partnerships, or otherwise in a manner that would allow a person to direct or control the voting of the securities (or share in such direction or control — as, for example, a co-trustee) they should be included as being "beneficially owned." You should include an explanation of these circumstances in a footnote to the "Number of and Class of Securities Now Held." To calculate outstanding voting equity securities, assume all outstanding options are exercised and all outstanding convertible securities converted.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

INSTRUCTION TO QUESTION 7: Wefunder will provide your company's Wefunder profile as an appendix (Appendix A) to the Form C in PDF format. The submission will include all Q&A items and "read more" links in an un-collapsed format. All videos will be transcribed.

This means that any information provided in your Wefunder profile will be provided to the SEC in response to this question. As a result, your company will be potentially liable for misstatements and omissions in your profile under the Securities Act of 1933, which requires you to provide material information related to your business and anticipated business plan. ***Please review your Wefunder profile carefully to ensure it provides all material information, is not false or misleading, and does not omit any information that would cause the information included to be false or misleading.***

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> Product Risk:
> QMedic is set to release Version 4 of its medical alert service in late Summer/early Fall 2016. QMedic sold out of its Version 3 Beta service in December 2015. QMedic's Version 4 service is designed for large-scale manufacturing and implementation. The Version 4 hardware & firmware designs/component selection of the wearable device and base station have been finalized, but end-to-end unit testing is ongoing and we are testing both the wearable device and base station to UL industry standards (http://ulstandards.ul.com/). This rigorous testing approach
> invites risks of delays in servicing our clients, as we want to ensure the product/service is 100% safe for public use. As with any industry, product delays can cause friction with clients and so we are working diligently to mitigate product risks/delays and manage client expectations.
>
> Supply Chain Risk:
> For Version 4 of the medical alert service, QMedic is moving large-scale manufacturing to China to reduce cost of unit production, which invites risks in quality and timeliness of delivery. To mitigate risk, we are contracting with a veteran in hardware design, component sourcing and Chinese manufacturing who has built successful products for Intel and UPS, and has deep relationships with top factories in the country. We have met live in China with 4 recommended factories, have selected one with a great reputation of delivering brand-name products, and are in regular communication to ensure timely delivery of high-quality units once product testing is finalized. For smaller production runs of 200 units or less, QMedic contracts with a manufacturing partner in Boston, MA with a great reputation for servicing low-volume orders.
>
> Liability Risk:
> For products and services like QMedic, where users depend on the service in life-or-death situations, there is risk that the service malfunctions or does not work as it is supposed to for a particular user. To mitigate risk, QMedic's Cloud service includes 24/7 error monitoring that identifies when the base station is unplugged from the power outlet, when critical metadata is not pushed to the Cloud, when the wearable device battery is low and when the base station or wearable device is otherwise not working appropriately. We believe the best way to mitigate risk is to proactively monitor errors, inform users/caregivers of fixable issues and replace defective units as soon as possible.
>
> In addition, QMedic owns full product liability insurance for malfunctioning units and requires all end-users of the QMedic service to review and sign a Terms of Service that disclaims QMedic's liability for scenarios where QMedic is not at fault (e.g. poor cellular network coverage or telephone lines in the area, natural disasters disrupting network response, etc.). QMedic also asks all users to test the help button at least once per month to ensure that the button press and call routing are always working.
>
> Sales Cycle Risk:
> Health plan enterprise sales operate on a slower timeline than consumer-focused sales. For QMedic, we are onboarding 3, and at most 4, health plan partners in 2016 to service 200-500 members/plan. Importantly, for the partners with which we are completing/have completed contracting agreements, we are credentialed for full Medicaid coverage in the states where the plans operate (we anticipate credentialing in a total of 10-15 states by the end of the year). Because QMedic requires no data integration with health plans and Medicaid covers the monthly service in full for Dual Eligible members, we can begin servicing partner plan members as soon as Version 4 of the QMedic service is ready to deploy. For future health plan clients, variability in internal processes at each plan can impact sales cycle length.

Competitor Risk:
The remote monitoring, passive activity/sleep monitoring and medical alert industries are crowded with both traditional competitors and new entrants.

Regulatory/Medicaid Waiver Risk:
There are specific state-by-state Medicaid criteria that must be met to qualify as a personal emergency response service (PERS) and receive reimbursement under the Medicaid Long Term Services and Support Waiver (LTSS) or equivalent state Medicaid waiver. QMedic must be credentialed in each state where the company seeks coverage from Medicaid. Currently, QMedic is fully credentialed as a PERS provider by state Medicaid in three states: Massachusetts, Minnesota and Tennessee. By end of 2016, QMedic anticipates credentialing in 10-15 additional states. The timing and variability in each state's credentialing process can impact QMedic's ability to execute its go-to-market strategy beyond states where it is fully credentialed.

INSTRUCTION TO QUESTION 8: Avoid generalized statements and include only those factors that are unique to the issuer. Discussion should be tailored to the issuer's business and the offering and should not repeat the factors addressed in the legends set forth above. No specific number of risk factors is required to be identified.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The purpose of this offering is to raise funds for our general business operations, as described in the "use of proceeds" section below.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$50,000**

Use of Proceeds: QMedic will use the first $50,000 raised through Wefunder to support member enrollment and 12-month pilot implementation with one QMedic health plan partner (500 members max).

If we raise: **$100,000**

Use of Proceeds: If QMedic decides to raise funds above the minimum target of $50,000, additional funds raised would be used to support additional health plan member enrollment.

INSTRUCTION TO QUESTION 10: An issuer must provide a reasonably detailed description of any intended use of proceeds, such that investors are provided with an adequate amount of information to understand how the offering proceeds will be used. If an issuer has identified a range of possible uses, the issuer should identify and describe each probable use and the factors the issuer may consider in allocating proceeds among the potential uses. If the issuer will accept proceeds in excess of the target offering amount, the issuer must describe the purpose, method for allocating oversubscriptions, and intended use of the excess proceeds with similar specificity. Please include all potential uses of the proceeds of the offering, including any that may apply only in the case of oversubcriptions. If you do not do so, you may later be required to amend your Form C. Wefunder is not responsible for any failure by you to describe a potential use of offering proceeds.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

The following describes how process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor will typically be automatically accepted for an investment in the Company within a few minutes. At this point, the Investor will be emailed a pdf version of the Investment Agreement signed by the Investor and the Company, as well as a confirmation of the commitment. This information will also be available on the Investor's "My Investments" screen on the wefunder.com website.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. All investments will be in book entry form. This means that the Investor will not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 480 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 480 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see Appendix B, Investor Contracts. The main terms of the SAFEs are provided below.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **preferred stock** in the Company ("**Preferred Stock**"), when and if the Company sponsors an equity offering that involves **Preferred Stock**, on the standard terms offered to other Investors.

Conversion to Preferred Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Preferred Stock**, **the SAFE becomes eligible to be converted** to **Preferred Stock** calculated as either:

- the total value of the Investor's investment, divided by the price of **Preferred Stock** issued to new Investors, or

- if the valuation for the company is more than **$20 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap (**$20 million**) divided by (b) the total amount of the Company's capitalization at that time.

Liquidity Event. When the company has a Change of Control or an Initial Public Offering, investors automatically receive from the Company a number of shares of **Common Stock** equal to the Purchase Amount divided by the quotient of (a) the Valuation Cap (**$20 million**) divided by (b) the total amount of the Company's liquidity capitalization at that time

Additional Terms of the Valuation Cap. For purposes of option (ii) above, the Company's capitalization will be measured as all **shares of stock** outstanding at the time, not including any SAFEs or convertible notes, plus any **common stock** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive shares subject to the Valuation Cap will receive a per share liquidation preference and conversion price designed to provide protection against the price of the **Preferred Stock** being diluted to a value below the price per share at the time they receive **Preferred Stock**. This dilution would mainly occur due to the issuance of additional stock by the Company.

Investors who receive **Preferred Stock** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors who invest less than **$25,000** in the SAFEs will have no voting rights, including after they receive **Preferred Stock**. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Investors investing at least **$25,000** have standard voting rights in the Company once they receive **Preferred Stock**, if they are also "accredited investors" as defined in Regulation D under the Securities Act of 1933.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are "accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Preferred Stock at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Preferred Stock** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events . If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Preferred Stock**, Investors will receive, at their option, either

- cash in the amount of their investment or

- shares of **common stock** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap (**$20 million**) divided by (b) the number of outstanding shares of the Company's **common stock and Preferred Stock** , but excluding any shares of **common stock** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Preferred Stock and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Preferred Stock** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **common stock**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company . If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Preferred Stock**, the Company will pay first the other holders of existing **Preferred Stock**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of common stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases. The SAFEs may be repurchased for their fair market value at any time. Fair value will be determined by an independent appraiser chosen by the Company. If, within three months after a repurchase, the Company offers equity that includes **Preferred Stock**, and the value received by Investors was less than the value of the shares they would have received in the equity offering, the Company will pay Investors the difference.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Investors in SAFEs do not have voting rights (unless they invest over **$25,000** and are accredited investors) and cannot modify the terms of the SAFEs. Investors in the Company's other securities or investors in SAFEs that invest over **$25,000** and are accredited investors do have voting rights and may be able to modify the terms of the SAFEs.

The SAFE may be amended only upon the written consent of the Company and either (i) the "Designated Lead Investor" or (ii) the holders of a majority of interest. However, the Valuation Cap may not be amended by the Designated Lead Investor, and may only be amended upon the written consent of the Company and the holders of a majority of interest.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the oneyear period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights	Other Rights
Preferred Stock (list each class in order of preference):				
Preferred	600,000	0	Yes	No
Common Stock	1,400,000	1,125,000	Yes	No
Debt Securities			Choose	No
Other				
			Choose	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	54,360
Other Rights:	

Describe any other rights:

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

No.

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **shares of Preferred Stock**. As discussed in Question 13, when we engage in an offering of equity interests involving **Preferred Stock**, Investors may receive a number of shares of **Preferred Stock** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Preferred Stock** being issued to new Investors, or (ii) if the valuation for the company is more than **$20 million**, the amount invested divided by the quotient of (a) the Valuation Cap (**$20 million**) divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Preferred Stock** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **board of directors**. Among the factors we may consider in determining the price of **Preferred Stocks** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **stock (including both common stock and Preferred Stock)** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

No material debt (convertible note issuances discussed in Q25).

INSTRUCTION TO QUESTION 24: name the creditor, amount owed, interest rate, maturity date, and any other material terms.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
5/2015	Regulation D, Rule 506(b)	Convertible Note	$300,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

INSTRUCTIONS TO QUESTION 26: The term transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

Beneficial ownership for purposes of paragraph (2) shall be determined as of a date that is no more than 120 days prior to the date of filing of this offering statement and using the same calculation described in Question 6 of this Question and Answer format.

The term "member of the family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

Compute the amount of a related party's interest in any transaction without regard to the amount of the profit or loss involved in the transaction. Where it is not practicable to state the approximate amount of the interest, disclose the approximate amount involved in the transaction.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

EveryFit, Inc. has two distinct operating segments: Government Services and QMedic Medical Alert. Our Government Services segment consists of contracts with the National Cancer Institute (NCI) for specific technical development projects. These contracts are primarily cost reimbursement in nature, such that NCI reimburses EveryFit for labor, equipment, subcontracting and other costs that are directly attributable to these projects. NCI is also reimbursing an agreed upon rate on top of direct expenses to cover fringe benefits, overhead and administrative costs. In addition, there is a profit margin paid ranging from 6% to 10%. In the Government Services segment, 99% of 2015 revenue is from three NCI cost reimbursement contracts.

The QMedic Medical Alert segment consists of revenue generated from our medical alert solution. Consumers and healthcare organizations pay EveryFit a fixed amount monthly, quarterly or annually to access the QMedic service. For healthcare organizations, payments are made on a per end user basis. Customers also sometimes pay for shipping or installation of the devices. In most cases historically, QMedic customers are not charged for the medical alert device upfront, but are charged for service fees and asked to return devices at the end of their relationship with QMedic. We are thus able to refurbish and reuse devices for other customers. Device costs are recouped from customers over time through service fees, not at the beginning of the relationship with the customer. The implication from a cashflow perspective is that EveryFit is required to subsidize the cost of its medical alert devices.

Historical Results

Revenue increased 86% in 2015 in our Government Services segment as we added one new contract and increased internal and subcontracted labor on the two other active contracts. QMedic Medical Alert revenue increased 207% driven by additional direct to consumer customers and new healthcare organization partnerships. Cost of Goods Sold increased 92% in 2015, which was roughly in line with the increase in Government Services revenue. All costs that are directly reimbursed through government contracts (e.g. direct labor, subcontracted labor, equipment, software, etc.) are included in Cost of Goods Sold. Selling, General & Administrative (SG&A) costs increased by 111%, which was driven primarily by the growth in the Government Services segment. In 2015, rent, insurance, office supplies, utilities and other overhead costs increased given the additional staff performing work related to government contracts. We also incurred additional SG&A costs to redesign our corporate website. Our cashflow from operations in 2015 was higher than in 2014 despite lower net income primarily because of a $100,000 customer prepayment in June 2015. We invested in additional QMedic medical alert devices in 2015 to support our growing user base. A $300,000 convertible note was issued in 2015, bringing the net cash increase for 2015 to $276,385.

Outlook

By the end of fiscal year 2017, we expect that all three of our current NCI contracts will come to an end, with only one out of three generating significant revenues in 2017. Each of our contracts are 2-year contracts, but are sometimes extended up to one year. Thus, without additional contracts in place, our projection is for this segment to decrease in 2017 and beyond. We have proposals for additional government contracts currently under review that may allow us to continue generating revenue in this segment. However, the contracts are very competitive and will be difficult to secure. To partially make up for the expected decline in revenue from Government Services, we are planning to increase our revenue from QMedic Medical Alert, primarily through partnerships with healthcare organizations. Importantly, as the government contract revenue ramps down, so too will the expenses that are directly attributable to these contracts.

Liquidity

As of fiscal year end 2015, EveryFit maintained cash and cash equivalents of $383,616. Much of this balance is to be spent on development and production of Version 4 of our QMedic Medical Alert product, which we expect to be complete by year end 2016. Developing hardware products is capital intensive and unpredictable. Due to the need to subsidize the device cost for new customers, with payback over time through service fees, we can only support a limited number of customers with our existing resources. The proceeds of this offering will allow us to support additional customers, providing funding for devices and support staff. There will be additional funding beyond the proceeds of this offering required by the end of 2017 primarily to support additional growth of the business and fund research and development efforts required to allow the company to achieve break even.

INSTRUCTIONS TO QUESTION 28: The discussion must cover each year for which financial statements are provided. For issuers with no prior operating history, the discussion should focus on financial milestones and operational, liquidity and other challenges. For issuers with an operating history, the discussion should focus on whether historical results and cash flows are representative of what investors should expect in the future. Take into account the proceeds of the offering and any other known or pending sources of capital. Discuss how the proceeds from the offering will affect liquidity, whether receiving these funds and any other additional funds is necessary to the viability of the business, and how quickly the issuer anticipates using its available cash. Describe the other available sources of capital to the business, such as lines of credit or required contributions by shareholders. References to the issuer in this Question 28 and these instructions refer to the issuer and its predecessors, if any.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

- i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
- ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
- iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

- i. at the time of the filing of this offering statement bars the person from:
  - A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
  - B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
  - C. engaging in savings association or credit union activities?☐ Yes ☑ No
- ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

- i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
- ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
- iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

- i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
- ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

INSTRUCTIONS TO QUESTION 30: Final order means a written directive or declaratory statement issued by a federal or state agency, described in Rule 503(a)(3) of Regulation Crowdfunding, under applicable statutory authority that provides for notice and an opportunity for hearing, which constitutes a final disposition or action by that federal or state agency.

No matters are required to be disclosed with respect to events relating to any affiliated issuer that occurred before the affiliation arose if the affiliated entity is not (i) in control of the issuer or (ii) under common control with the issuer by a third party that was in control of the affiliated entity at the time of such events.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

INSTRUCTIONS TO QUESTION 30: If information is presented to investors in a format, media or other means not able to be reflected in text or portable document format, the issuer should include:
(a) a description of the material content of such information;
(b) a description of the format in which such disclosure is presented; and
(c) in the case of disclosure in video, audio or other dynamic media or format, a transcript or description of such disclosure.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.qmedichealth.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts
- Wefunder Crowdfunding SAFE

Appendix C: Financial Statements & Tax Returns
- Financials 1

Appendix D: Director & Officer Work History
- Dave Nelson
- Fahd Albinali
- Sombit Mishra

888-546-0325

SF / Boston



Dave Nelson

Founder and Director of Business Developmen

Boston, Massachusetts | Computer Software

Previous Prudential Capital Group

Education Massachusetts Institute of Technol Management

Connect | Send Dave InMail

https://www.linkedin.com/in/davejnelson

Background

Summary

Entrepreneur building solutions to help seniors live independently, while enabling payers and providers to deliver appropriate services that lower cost and improve quality of life

• Working with a team from MIT to commercialize advanced wearable sensing technology
• Building strategic partnerships to accelerate market adoption
• Passion for solving problems by bringing new technology from the lab to the market
• Awarded the Ronald I. Heller Entrepreneurship Grant for outstanding contributions to entrepreneurship at MIT.

Specialties: Business development, strategic partnerships, high tech commercialization, prospecting, sales, budgeting, financial modeling, early stage capital and market research/analysis.

Experience

Founder and Director of Business Development
QMedic
July 2010 – Present (5 years 11 months) | Boston, Massachusetts

• QMedic is revolutionizing home health monitoring by automatically identifying abnormal behavior patterns and intelligently routing users to low cost, preventive services
• QMedic's wearable medical alert solution identifies physical activity, sleep, location and compliance patterns. The wearable device can be worn in the shower and never needs to be recharged.
• QMedic works with payers and providers to reduce avoidable ER visits and hospitalization, lowering cost and providing a better member/patient experience
• QMedic has been awarded $4.5 Million in SBIR contracts from the National Cancer Institute and NIH to build population health management tools using wearable sensors.
• QMedic has a 3-year clinical partnership with Northwestern University Hospital Robert H. Lurie Cancer Center and Rehabilitation Institute of Chicago.
• QMedic has won the following awards: Finalist, 2012 AARP Startup Award; 2013 TEDMED Innovation Fellowship - Top Disruptor in Health and Medicine; Finalist, 2013 Amazon Web Services Global Startup Challenge, 1 of 3 Finalists in Big Data and High-performance Computing; Winner, 2013 Cleveland Clinic Future of Medicine Award.



Fahd Albinali

3rd

Founder and CTO at QMedic

Greater Boston Area | Health, Wellness and Fitness

Previous Massachusetts Institute of Technology, The University of Arizona, Lancaster University

Education University of Arizona

Send Fahd InMail

292 connections

https://www.linkedin.com/in/fahdalbinali

Contact Info

Background

Summary

My passion is to build smart and personalized behavioral sensing health technologies that empower the geriatric population to maintain an independent lifestyle with dignity and respect. As QMedic's co-founder and Chief Technology Officer, I am responsible for defining, architecting and executing the company's technical vision. I lead the company's engineering team that combines expertise in four core areas: machine learning and signal processing, novel ultra-low power hardware design, scalable distributed computing and user centered design.

QMedic has been the recipient of multiple recognitions and awards including: The Future of Medicine Award, TEDMED Innovation, AWS Startup Challenge and The ARRP Startup award.

Formerly, as a Research Scientist at the MIT Media Lab and the MIT Department of Architecture, I co-led a joint effort with Stanford to design and develop the first low-cost population-scale long-term health monitoring technology to continuously and objectively measure physical activity type, duration and intensity using wearable sensors and phones. The groundbreaking work received numerous awards including the prestigious UbiComp 2009 award and continues to be applied in domains such as ubiquitous computing, autism spectrum disorders, robotics, smoking behavior, and medication adherence.

I have successfully raised capital, over 4 million dollars total, from angel investors as well as non-dilutive funding from the National Institutes of Health (NIH). I am actively engaged in several NIH national initiatives and efforts, including President Obama's Precision Medicine Initiative and RADAR, which seek to redefine our healthcare system through provisioning of technology-oriented individualized healthcare. I am the PI for three multi-million dollar NIH funded projects and I am currently an active member of several funding review panels at the NIH.

Experience

Founder and CTO

QMedic

November 2010 – Present (5 years 7 months) | Cambridge, MA

Leading a team of engineers develop the first interactive and engaging Personal Emergency Response (PERS) device for older adults. The new device enables connectivity with loved ones and real-time exchange of interactive content (e.g. pictures), automatic detection of wear/non-wear events and activity levels, and integration with mobile phones and tablets. In addition,the device is fully waterproof and does not require charging. I am also principal investigator (PI) on SBIR contracts with the National Cancer Institute (NCI) to develop scalable cloud-based interactive technology for researchers and clinicians to objectively measure physical activity at a population-scale.

- 1 project
- 7 honors and awards



QMedic - Revolutionizing Home…



Boston Herald: Sensor tracks th…







Sombit Mishra

Founder and CEO at QMedic

Greater Boston Area | Information Technology

Previous MIT $100K Entrepreneurship Con
Education Massachusetts Institute of Techno Management

Connect Send Sombit InMail

https://www.linkedin.com/in/sombitmishra

Background

Summary

Data-driven health IT entrepreneur who believes in rapid experimentation, pure hustle and persistence; CEO of QMedic; 10 years of experience in Web/Mobile/health IT strategy, product management, marketing, business development, and user interface design at both startups and large companies; previously conceived, designed and launched a telemedicine application in partnership with one of the world's leading hospitals; awarded the Patrick J. McGovern Prize for outstanding contributions to entrepreneurship at MIT; recipient of 2013 TEDMED Innovation Scholarship and Future of Medicine Award from Cleveland Clinic; awarded $3 Million in NIH contracts for work in wearable remote monitoring; invited to speak at numerous health and technology conferences, including AARP, Aging 2.0, Health 2.0, and Athenahealth's More Disruption Please Conference.

Experience

Founder and CEO
QMedic
July 2010 – Present (5 years 11 months) | Boston, MA

QMedic is a 24/7 proactive medical alert service that intelligently routes and escalates alerts to optimize care management for high-risk members living at home.

71% of emergency room visits are unnecessary and avoidable, and yet traditional medical alert services typically route care plan members from the home directly to the ER. QMedic solves this problem, intelligently routing distress calls and proactive behavioral alerts to in-network care to help care managers target the right services to the right members at the right time. This timely routing of alerts can generate greater than double the typical target ROI for the care network, while optimizing care for the member. The service is simple for members to setup and use and requires zero maintenance by the care network or member.

*Winner of Cleveland Clinic Future of Medicine Award.
*Funded by NIH.
*Recognized as top disruptor in healthcare services by AARP, Athenahealth, TEDMED, and AWS.

- 5 honors and awards
- 1 recommendation



Stephen Johnston
Building innovation ecosystems

Sombit is one of the most promising young entrepreneurs I've met in the past two years since starting Aging2.0. He's clearly very smart and driven, but also a good listener, very personable, and has a great presentation style. In addition, crucial... View